UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2011

Double Eagle Holdings, Ltd.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

20900 NE 30th Avenue, Eighth Floor, Aventura, FL 33180
 (Address of principal executive offices and zip code)

(305) 503-3873
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Double Eagle Holdings, Ltd., unless the context requires otherwise.

Item 3.02.    Unregistered Sales of Equity Securities.

On June 20, 2011, the Company completed an initial round of financing in a private offering (the “Offering”) made to a limited number of “accredited investors” pursuant to the exemptions from registration afforded by Rule 506 of Regulation D and under Section 4(2) of the Securities Act of 1933.  The amount of the Offering was initially set at $400,000, increased to $500,000 to meet investor interest and ultimately closed at $525,000.

In the Offering, the Company sold 21 units (the “Units”), each Unit consisting of a $25,000 principal amount, 8% one-year senior secured convertible promissory note (the “Note”) and a warrant (the “Warrant”) to purchase 833,334 shares of our common stock (the “Shares”).

Interest on the Notes accrues and is payable together with the principal amount of the Notes at maturity, which is one year from the date of issuance (the “Maturity Date”).  The Notes are convertible at the option of the holders at any time prior to the Maturity Date, into Shares at a conversion price of $ .03 per Share, subject to adjustment in the case of stock splits, stock dividends and similar recapitalization events.  The Notes are secured by a first lien on the Company’s assets.

The Warrants are exercisable at an exercise price of $.12 per Share for a period of five (5) years from issuance.  The exercise price is subject to adjustment in the case of stock splits, stock dividends and similar recapitalization events.  The Warrants may also be exercised on a cashless basis.

The foregoing description of the Notes and Warrants are qualified in its entirety by reference to the forms of Note and Warrant included as Exhibits to this Report.

The proceeds from the Offering will be used for working capital and other corporate purposes.  No commissions were paid in connection with the sale of the Units in the Offering.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

Dr. Richard S. Hutchings, Phd and Dr. David J. Berkoff, MD joined our Board of Directors on June 2, 2011 and June 29, 2011, respectively.

There are no family relationships among Dr. Hutchings and Dr. Berkoff and any other directors or executive officers of the Company.  Neither Dr. Hutchings nor Dr. Berkoff were selected as directors pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

The following is a brief account of the business experience of Dr. Berkoff and Dr. Hutchings:

Richard S. Hutchings, Phd, 55, began his professional career in 1983 with Drackett Company, where he served as director of such products as Windex™, Endust™, Vanish™, and Renuzit™.  Under his leadership, Drackett secured patents for sodium chlorite-based odor elimination, oxidation chemistry, and the invention of the Vanish™ Drop-ins automatic toilet bowl cleaner.  When SC Johnson acquired Drackett in 1992, Dr. Hutchings remained with the company and advanced through a series of senior roles including service on the acquisition team for Dow Brands and subsequently as global head of research, development and engineering for the launch of both the Glade™ Liquid Electric Air Freshener and Oust™ Odor Eliminator, before becoming SC Johnson’s global Chief Technical Officer in October 2004.  Dr. Hutchings retired from SC Johnson in January 2008.

Dr. Hutchings holds a bachelor’s degree in chemistry and physics from Mercer University and a PhD in physical chemistry from the University of Tennessee, Knoxville, where his thesis work focused on solution thermodynamics.  We believe that his scientific and technical experience brings a significant addition to our Board of Directors.

David J. Berkoff, MD, 41, is a practicing physician in the fields of emergency medicine and sports medicine.  Since 2007, he has practiced at Duke University Medical Center and has also served as an Associate Professor at Duke University Medical School in the areas of Emergency Medicine and Sports Medicine, as well as a team physician to many of Duke University’s sports teams.  In mid-July 2011, Dr. Berkoff will leave Duke University Medical Center to practice at the Department of Orthopedics at the University of North Carolina Chapel Hill School of Medicine.

Dr. Berkoff received his undergraduate degree from the University of Michigan and completed his medical training at the Albert Einstein College of Medicine at Yeshiva University in New York City.  We believe Dr. Berkoff's extensive experience and research with top athletes and endurance sports make him ideally suited to help guide our Company's ongoing product development and commercial product efforts.

Each of the new board members were granted options to purchase 500,000 shares of our common stock, which vest in two (2) equal annual installments on the first and second anniversaries of their joining the Board, subject to their continued service as a director.  The options are exercisable at a price of $0.046 per share in the case of Dr. Hutchings and $0.040 per share in the case of Dr. Berkoff, and expire five (5) years from the date of grant.

Item 9.01.	Exhibits

10.1 Form of 8% Senior Secured Convertible Promissory Note
10.2 Form of Common Stock Purchase Warrant
10.3 Form of Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE EAGLE HOLDINGS, LTD.

Date: July 13, 2011	By:	/s/ Adam Adler
	Name:	Adam Adler
	Its:	President